Exhibit 5.1

orrick, herrington & Sutcliffe LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 www.orrick.com

January 28, 2014

JMP Group Inc.

600 Montgomery Street

San Francisco, CA 94111

Re:     JMP Group Inc.
Registration Statement (File No. 333-183619)

Ladies and Gentlemen:

With respect to $42,000,000 aggregate principal amount of 7.25% Senior Notes due 2021 (the “Notes”) to be issued and sold by JMP Group Inc. (the “Company”) under the Registration Statement on Form S-3, File No. 333-183619, filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 29, 2012 (the “Registration Statement”), and the related prospectus, dated September 19, 2012, as supplemented by the final Prospectus Supplement, dated January 22, 2014, filed with the Commission under its Rule 424(b) (together, the “Prospectus”), we have examined the Registration Statement, the Prospectus and the Indenture (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), dated as of January 24, 2013, as supplemented by the First Supplemental Indenture, dated as of January 25, 2013, and the Second Supplemental Indenture, to be dated as of January 29, 2014 (the “Supplement”), pursuant to which the Notes will be issued. The Company is filing the Supplement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We also have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, assuming that the Notes are issued and sold as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Notes will be legal and binding obligations of the Company.

January 28, 2014

The opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the State of New York and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP